Exhibit 3.1

STATE OF DELAWARE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RESOLUTE FOREST PRODUCTS INC.

FIRST

The name of the corporation (the “Corporation”) is RESOLUTE FOREST PRODUCTS INC.

SECOND

The registered address of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company. The principal office of the Corporation is located at 1010 De La Gauchetière Street West, Suite 400, Montreal, Quebec, Canada H3B 2N2.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH

The total number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred (100) shares, all of which are common stock with a par value of $0.01.

FIFTH

In furtherance and not in limitation of the powers conferred by statute, it is provided that:

1.	the business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”);

2.	the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation (the “Bylaws”);

3.

the number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws; and

4.

all corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

SIXTH

Election of directors need not be by written ballot unless the Bylaws shall so provide.

SEVENTH

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL. Neither the amendment nor repeal of this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment or repeal.

EIGHTH

(A) Right to Indemnification. In order to induce officers, directors, employees or agents of this Corporation to serve or continue to serve as its officers or directors, or to serve or to continue to serve at the request of this Corporation as director or officer of another corporation, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, excise taxes and penalties paid under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (C) below, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

(B) Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees, judgments, fines, excise taxes and penalties paid under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder and amounts paid or to be paid in settlement) of defending any Proceeding in advance of its final disposition incurred by a Covered Person who is or was a director, executive officer or treasurer of the Corporation or other officer of the Corporation with a title of senior vice president, divisional president or senior thereto or such additional officer positions of the Corporation designated by the Board of Directors as being entitled to mandatory advancement of expenses, or, as designated by the Board of Directors, by a Covered Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, it being understood that the foregoing shall not limit the ability of the Board of Directors to permit additional Covered Persons to be entitled to such advancement of expenses in its discretion as it deems appropriate in the circumstances; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article EIGHTH or otherwise.

(C) Right to Bring Suit. If a claim for indemnification or advancement of expenses under this Article EIGHTH is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(D) Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Article EIGHTH shall not be restricted, limited or reduced by, and shall not be exclusive of, any other rights that such Covered Person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(F) Effect of Amendment. Any amendment or repeal of the foregoing provisions of this Article EIGHTH, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH, shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal or adoption of any such inconsistent provision.

(G) Extension. This Article EIGHTH shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(H) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(I) Severability. If any provision or provisions of Article SEVENTH or this Article EIGHTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of Article SEVENTH and this Article EIGHTH (including, without limitation, each portion of any paragraph of Article SEVENTH or this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of Article SEVENTH and this Article EIGHTH (including, without limitation, each such portion of any paragraph of Article SEVENTH or this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

NINTH

Subject to such limitations as may be from time to time imposed by other provisions of this Amended and Restated Certificate of Incorporation, by the Bylaws, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.